Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of F.N.B. Corporation for the registration of 5,951,838 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements of F.N.B. Corporation and the effectiveness of internal control over financial reporting of F.N.B. Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
October 13, 2010